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EXHIBIT 16 TO FORM 8-K

October 10, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 8, 2001 of Super Vision International, Inc, and are in agreement with the statements contained in paragraphs a, b, c, and e therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                         Ernst & Young LLP